                                            Rule 424(b)5
                                            Registration Statement No. 333-41059


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 26, 1998

                              U.S. $5,000,000,000

                           FORD MOTOR CREDIT COMPANY
                               MEDIUM-TERM NOTES
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
                            ------------------------

     Ford Credit may offer from time to time its Medium-Term Notes in an aggregate principal amount of up to U.S. $5,000,000,000 or the equivalent in foreign or composite currencies. The Notes will bear interest at either fixed or floating rates and will have Stated Maturities from nine months to thirty years from the date of issue. The currency of denomination, Stated Maturity and price to public of a Note, together with the interest rate (if such Note is a Fixed Rate Note), or the interest rate formula, as adjusted by any Spread and/or Spread Multiplier (if such Note is a Floating Rate Note), will be established by Ford Credit and set forth in the applicable Pricing Supplement.

     Interest on each Fixed Rate Note will be payable on March 15 and September 15 of each year, unless otherwise specified in the applicable Pricing Supplement, and at Maturity. Interest on each Floating Rate Note will be payable on the dates set forth in the applicable Pricing Supplement and at Maturity. If provided in the applicable Pricing Supplement, the Notes may be subject to repayment or redemption prior to their Stated Maturity.

     Each Note initially will be represented by a Global Note registered in the name of the Depository's nominee unless the applicable Pricing Supplement specifies that Notes initially will be issued in definitive registered form. An interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. A beneficial interest in a Global Note will be exchanged for Notes in definitive form only under the limited circumstances described herein. See "Description of Notes -- Book-Entry Notes".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF ANY PRICING SUPPLEMENT, THIS PROSPECTUS
       SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
        IS A CRIMINAL OFFENSE.
                            ------------------------

                                   PRICE TO            AGENTS' DISCOUNTS                  PROCEEDS TO
                                  PUBLIC(1)           AND COMMISSIONS(2)               FORD CREDIT(2)(3)
                                  ---------           ------------------               -----------------
Per Note....................         100%                0.050%-0.600%                  99.950%-99.400%
                                     U.S.                    U.S.
Total(4)....................    $5,000,000,000       $2,500,000-30,000,000     U.S. $4,997,500,000-4,970,000,000

------------
(1) Unless otherwise indicated in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.

(2) Ford Credit will pay Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. or Salomon Brothers Inc, each as Agent, a commission of from 0.050% to 0.600% of the principal amount at maturity of any Note sold through any of them as Agent, depending upon the maturity of such Note. Ford Credit also may sell the Notes to an Agent or other person, as principal, for resale or other distribution by such Agent or person at varying prices related to prevailing market prices as will be determined by such Agent or person at the time of such resale or other distribution. None of the proceeds from such resale or distribution of such Notes will be received by Ford Credit. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent or other person, as principal, will be purchased by such Agent or other person at a price equal to 100% of the principal amount thereof less applicable commissions. See "Plan of Distribution". Ford Credit has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deduction of estimated expenses of up to $1,850,000.

(4) Or the equivalent thereof in foreign currencies or currency units.

     The Notes are being offered on a continuing basis by Ford Credit through the Agents, who have agreed to use their best efforts to solicit purchases of such Notes, and also may be sold to an Agent or other person, as principal, for resale or other distribution. Ford Credit reserves the right to sell the Notes directly to investors on its own behalf. The Notes may be sold at the price to the public set forth above to dealers who later resell such Notes to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. There can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. Ford Credit reserves the right to withdraw, cancel or modify the offer made hereby without notice. Ford Credit or any of the Agents may reject any order in whole or in part.

GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.

LEHMAN BROTHERS                                             SALOMON SMITH BARNEY
                            ------------------------
           The date of this Prospectus Supplement is March 26, 1998.

     CERTAIN PERSONS PARTICIPATING IN AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED PRICE OFFERING BASIS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue (the "Notes", which term shall include the Foreign Currency Notes (as defined below) unless otherwise indicated herein) offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities (as defined in the Prospectus) set forth in the Prospectus. The particular terms of the Notes sold pursuant to any Pricing Supplement will be described therein. Notes may be denominated in U.S. dollars or in foreign currencies or currency units ("Foreign Currency Notes") designated by Ford Motor Credit Company ("Ford Credit") from time to time. The Notes constitute one series of Debt Securities, unlimited as to principal amount, established by Ford Credit pursuant to the Indenture.

GENERAL

     The Notes offered by this Prospectus Supplement will be limited to an amount of up to U.S. $5,000,000,000 aggregate principal amount (or the equivalent thereof, at the Market Exchange Rate (as defined in "Special Provisions Relating to Foreign Currency Notes -- Payment Currency") on the applicable trade date, in one or more foreign currencies or currency units) less an amount equal to the aggregate principal amount of any other Debt Securities covered by the Registration Statement of which this Prospectus Supplement is a part and sold by Ford Credit. See "Plan of Distribution".

     The Notes will be offered on a continuing basis and will mature from 9 months to 30 years from their dates of issue. Fixed Rate Notes (as defined below) will mature on any day selected by the initial purchaser and agreed to by Ford Credit. Floating Rate Notes (as defined below) will mature on an Interest Payment Date (as defined below). Interest rates on various issuances of Notes may differ depending on, among other things, the aggregate principal amount purchased in any single transaction. Unless otherwise indicated in the applicable Pricing Supplement, Notes will not be subject to repayment or redemption prior to their Stated Maturity.

     The Notes will be unsecured obligations of Ford Credit and will rank prior to all subordinated indebtedness of Ford Motor Credit Company (parent company only) and pari passu with all other unsecured and unsubordinated indebtedness of Ford Motor Credit Company (parent company only).

     Unless otherwise provided in the applicable Pricing Supplement, purchases of Notes will be subject to a minimum order of $1,000. Notes will be issued in registered form only.

     Unless issuance in definitive registered form is previously approved by Ford Credit and provision therefor is made in the applicable Pricing Supplement, Notes will be initially represented by one or more global securities (each a "Global Note") registered in the name of a nominee of The Depository Trust Company (the "Depository"). All Notes issued on the same day and having the same terms, including, but not limited to, the same currency, Interest Payment Dates, rate of interest, Stated Maturity and redemption provisions may be represented by a single Global Note. A beneficial interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Payments of principal and interest on Notes represented by a Global Note will be made by the Trustee to the Depository. See "Book-Entry Notes".

     Unless otherwise provided in the applicable Pricing Supplement, and except as otherwise specified herein, beneficial interests in Global Notes may be held in minimum denominations of $1,000 and integral multiples thereof and Notes in definitive registered form, other than Foreign Currency Notes, will be issued in denominations of $25,000 or any amount in excess thereof which is an integral multiple of $1,000. Notes in definitive registered form may be presented for registration of transfer or exchange at the corporate trust office of the Trustee in The City of New York. Except as provided below in "Special Provisions Relating to Foreign Currency Notes -- Payment of Principal and Interest", payments of the principal of and interest on definitive registered Notes will be made in immediately available funds at the corporate trust office of the Trustee in The City of New York, except that at the option of Ford Credit interest may be paid by check mailed to the address of the person entitled thereto.

     Notes may be issued in the form of zero-coupon notes that will be offered at a discount from the principal amount thereof due at the Stated Maturity of such Notes. There will be no periodic payments of interest on zero-coupon notes.

     An original issue discount note is a Note, including any zero-coupon note, that is issued at an issue price lower than the principal amount thereof and that provides that upon acceleration of the Maturity thereof an amount less than the principal amount thereof shall become due and payable. In the event of an acceleration of the Maturity of an original issue discount note, the amount payable to the Holder of such Note upon such acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the Stated Maturity of the principal of such Note. In addition, a Note issued at a discount may, for federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon acceleration of Maturity of such Note. See "United States Taxation -- Original Issue Discount".

     For a description of the rights attaching to Debt Securities under the Indenture, see "Description of Debt Securities" in the Prospectus. Unless otherwise specified in the applicable Pricing Supplement, the Notes will have the terms described below, except that references to interest payments and interest related information do not apply to zero-coupon notes.

INTEREST AND INTEREST RATES

     Each Note will bear interest at either (a) a fixed rate (the "Fixed Rate Notes") or (b) a floating rate determined by reference to an interest rate formula (the "Floating Rate Notes"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). Any Floating Rate Note may also have any or all of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any Interest Period (as defined below); (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any Interest Period; and (iii) a fixed rate applicable to one or more Interest Periods. The applicable Pricing Supplement will designate a fixed rate per annum or one or more of the following interest rate bases as applicable to each Note: the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Treasury Rate or another interest rate base. Interest rates offered by Ford Credit with respect to the Notes may differ depending on, among other things, the aggregate principal amount of Notes purchased in any single transaction. Notes with similar variable terms but different interest rates or yields, as well as Notes with different variable terms, may be offered concurrently to different investors.

     Each Note will bear interest from its date of issue at the annual rate, or at a rate determined pursuant to an interest rate formula, stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Maturity. Interest will be payable to the person in whose name a Note (or any Predecessor Note) is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, subject to certain exceptions; provided, however, that the first payment of interest on any Note originally issued in certificated form between a Regular Record Date and an Interest Payment Date will be made on such Interest Payment Date to the person to whom the Note was originally issued. Interest rates and interest rate formulas are subject to change by Ford Credit from time to time, but no such change will affect any Note theretofore issued or that Ford Credit has agreed to sell. Each date on which interest is payable on a Note is referred to herein as an "Interest Payment Date". The Interest Payment Dates and the Regular Record Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes". The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement, and unless otherwise specified in the applicable Pricing Supplement, each Regular Record Date for a Floating Rate Note will be the fifteenth day (whether or not a Business Day) next preceding each Interest Payment Date. If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day (as defined below), the Interest Payment Date for such Floating Rate Note shall be the next succeeding Business Day, except that in the case of a LIBOR-based Note ("LIBOR Note"), if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. Except as otherwise provided in the applicable Pricing Supplement, "Business Day" means with respect to any Note, any day that is not a Saturday or Sunday and that, in The City of New York (or, with respect to LIBOR Notes, The City of New York or The City of London), is not a day on which banking institutions are generally authorized or obligated by law to close, provided that, with respect to Foreign Currency Notes only, such day also is not a day on which banking institutions are generally authorized or obligated by law to close in the capital city of the country of the Specified Currency (or, in the case of Foreign Currency Notes denominated in European Currency Units, Brussels).

     All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

     The interest rate on each Floating Rate Note will be equal to (i) in the case of the period commencing on the issue date up to the first Interest Reset Date, or other Interest Period as provided in the applicable Pricing Supplement, a fixed rate of interest, and (ii) in the case of each period commencing on an Interest Reset Date, (a) the interest rate determined by reference to the specified interest rate base plus or minus the Spread, if any, and/or (b) the interest rate calculated by reference to the specified interest rate base multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     For purposes of determining the rate of interest payable on Floating Rate Notes, Ford Credit will enter into an agreement with a reference agent (the "Reference Agent"), which agent shall be specified in the applicable Pricing Supplement. The Reference Agent shall advise Ford Credit and the Trustee of the CD Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR, Treasury Rate or any other interest rate base pertaining to any Floating Rate Note. The Trustee will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of an interest determination made on the most recent interest determination date ("Interest Determination Date") with respect to such Note.

     The Interest Determination Date pertaining to an Interest Reset Date for a CD Rate Note (the "CD Interest Determination Date"), for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date") and for a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") will be the second Business Day next preceding the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London business day (as defined below) preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

     The calculation date, where applicable, pertaining to any Interest Determination Date is the date on which the applicable interest rate is calculated and is the earlier of (i) the tenth calendar day after such Interest Determination Date, or if any such day is not a Business Day the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be (the "Calculation Date").

     Interest on Floating Rate Notes will accrue from the date of issue or from the last date to which interest has been paid up to but excluding the next succeeding Interest Payment Date (each such time period an "Interest Period"). If the Maturity of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day and no interest on such payment will accrue for the period from and after the Maturity. With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Period or from the last date from which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate in effect on such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

     The applicable Pricing Supplement will specify the particular terms of each Floating Rate Note, including, but not limited to, the interest rate formula and the Spread and/or Spread Multiplier, if any, the maximum or minimum interest rate limitation, if any, the period to maturity of the instrument or obligation on which the interest rate formula is based (the "Index Maturity"), the initial interest rate, Interest Payment Dates, Regular Record Dates, Interest Reset Dates and any other applicable terms with respect to such Note.

     The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested.

  Fixed Rate Notes

     Each Fixed Rate Note will bear interest from its date of issue at the annual rate stated on the face thereof. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be on March 15 and September 15 of each year and the Regular

Record Dates will be March 1 and September 1, respectively. Unless otherwise indicated in the applicable Pricing Supplement, the first Interest Payment Date for a Fixed Rate Note represented by a Global Note issued between an Interest Payment Date and the Regular Record Date pertaining thereto shall be the Interest Payment Date next following such Interest Payment Date. Any payment of principal or interest required to be made on an Interest Payment Date or at Maturity of a Fixed Rate Note that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date or Maturity. Interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

  CD Rate Notes

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified on the face of the CD Rate Note and in the applicable Pricing Supplement, except that the initial interest rate for each CD Rate Note will be the rate specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable U.S. dollar certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"), under the caption "CDs (Secondary Market)" or, if not yet published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date , the CD Rate will be the rate on such CD Interest Determination Date for negotiable U.S. dollar certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York ("Composite Quotations") under the caption "Certificates of Deposit". If on the Calculation Date pertaining to such CD Interest Determination Date such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M. New York City time, then the CD Rate on such CD Interest Determination Date will be calculated by the Reference Agent and will be the arithmetic mean (rounded upward, if necessary, to the next higher one hundred-thousandth of a percentage point) of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Reference Agent for negotiable U.S. dollar certificates of deposit of major United States money center banks with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Reference Agent are not quoting as mentioned in this sentence, the interest rate for the period commencing on the Interest Reset Date following such CD Interest Determination Date will be the interest rate in effect on such CD Interest Determination Date.

  Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Note and in the applicable Pricing Supplement, except that the initial interest rate for each Commercial Paper Rate Note will be the rate specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as such rate is published by the Board of

Governors of the Federal Reserve System in H.15(519) under the heading "Commercial Paper -- Nonfinancial". In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper". If on the Calculation Date pertaining to such Commercial Paper Interest Determination Date such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M. New York City time, the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be calculated by the Reference Agent and shall be the Money Market Yield of the arithmetic mean (each as rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Reference Agent as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA" or the equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers selected as aforesaid by the Reference Agent are not quoting as mentioned in this sentence, the interest rate for the period commencing on the Interest Reset Date following such Commercial Paper Interest Determination Date will be the interest rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

                                             D X 360
                  Money Market Yield =   ______________  X 100
                                          360 - (D X M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the Interest Period for which interest is being calculated.

  Federal Funds Rate Notes

     Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement, except that the initial interest rate for each Federal Funds Rate Note will be the rate specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that day for U.S. dollar Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If on the Calculation Date pertaining to such Federal Funds Interest Determination Date, such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M. New York City time, the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Reference Agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar Federal Funds arranged by three leading dealers of Federal Funds transactions in The City of New York selected by the Reference Agent as of 11:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the dealers selected as aforesaid by the Reference Agent are not quoting as mentioned in this sentence, the interest rate for the period commencing on the Interest Reset Date following such Federal Funds Interest Determination Date will be the interest rate in effect on such Federal Funds Interest Determination Date.

  LIBOR Notes

     LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement, except that the initial interest rate for each LIBOR Note will be the rate specified in the applicable Pricing Supplement. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second day on which dealings in deposits in U.S. dollars are transacted in the London interbank market ("London business day") preceding such Interest Reset Date.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Reference Agent in accordance with the following provisions:

          (i) With respect to a LIBOR Interest Determination Date, (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, LIBOR will be determined on the basis of the offered rates for U.S. dollar deposits having the Index Maturity designated in the applicable Pricing Supplement which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. "Reuters Screen LIBO Page" means the display page designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace that page on such service for the purpose of displaying London interbank offered rates of major banks). If at least two such offered rates appear on the Reuters Screen LIBO Page, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such offered rates as determined by the Reference Agent. If fewer than two offered rates appear, LIBOR in respect of such LIBOR Interest Determination Date will be determined as described in (ii) below; or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement, LIBOR will be the rate for U.S. dollar deposits having the Index Maturity designated in the applicable Pricing Supplement which appears on Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. "Telerate Page 3750" means the display page so designated on the Dow Jones Markets Limited (or such other page as may replace that page on that service, or such successor service or other service as may be nominated as the information vendor, for the purpose of displaying London interbank offered rates of major banks). If such rate does not appear on Telerate Page 3750, LIBOR for such LIBOR Interest Determination Date will be determined as described in
     (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date, if LIBOR Reuters is the applicable interest rate basis for determining LIBOR and fewer than two offered rates appear on the Reuters Screen LIBO Page as specified in (i)(a) above or if LIBOR Telerate is the applicable interest rate basis for determining LIBOR and no rate appears on Telerate Page 3750 as specified in (i)(b) above, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Reference Agent (the "Reference Banks") at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date to prime banks in the London interbank market having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. The Reference Agent will request the principal London office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York selected by the Reference Agent at approximately 11:00 A.M., New York City time, on that LIBOR Interest Determination Date for loans in U.S. dollars to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks in The City of New York selected as aforesaid by the Reference Agent are not quoting as mentioned in this sentence, the interest rate for the period commencing on the Interest Reset Date following such LIBOR Interest Determination Date will be the interest rate in effect on such LIBOR Interest Determination Date.

  Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any) specified in the Treasury Rate Note and in the applicable Pricing Supplement, except that the initial interest rate for each Treasury Rate Note will be the rate specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the auction of direct obligations of the United States ("Treasury bills") held on such Treasury Interest Determination Date having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "Treasury bills -- auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate of such Treasury bills (expressed as a bond equivalent, rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not otherwise reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or no such auction is held, then the Treasury Rate shall be calculated by the Reference Agent and shall be a yield to maturity (expressed as a bond equivalent, rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Reference Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Reference Agent are not quoting as mentioned in this sentence, the interest rate for the period commencing on the Interest Reset Date following such Treasury Rate Interest Determination Date will be the interest rate in effect on such Treasury Rate Interest Determination Date.

BOOK-ENTRY NOTES

     Global Notes will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. Except as set forth below, a Global Note may not be transferred except as a whole by the Depository to another nominee of the Depository or to a successor of the Depository or a nominee of such successor.

     The Depository has advised as follows: It is a limited-purpose trust company which holds securities for its participating organizations (the "Participants") and facilitates the settlement among Participants of securities transactions in such securities through electronic book-entry changes in its Participants' accounts. Participants include securities brokers and dealers (including certain of the Agents), banks (including the Trustee) and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or indirect participants.

     The Depository advises that its established procedures provide that (i) upon issuance of the Notes by Ford Credit the Depository will credit the accounts of Participants designated by the Agent through which each Note was sold (or by Ford Credit, if such Note was sold directly by Ford Credit) with the principal amounts of the Notes; and (ii) ownership of interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository, the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Notes is limited to such extent.

     So long as a nominee of the Depository is the registered owner of the Global Notes, such nominee for all purposes will be considered the sole owner or holder of such Notes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture (as defined in the Prospectus).

     Neither Ford Credit, the Trustee, any Paying Agent nor the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the Notes registered in the name of the Depository's nominee will be made by the Trustee to the Depository. Under the terms of the Indenture, Ford Credit and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and interest on the Notes and for all other purposes whatsoever. Therefore, neither Ford Credit, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Notes. The Depository has advised Ford Credit and the Trustee that its present practice is to credit the accounts of the Participants on the appropriate payment date in accordance with their respective holdings in principal amount of beneficial interests in the Global Notes as shown on the records of the Depository, unless the Depository has reason to believe that it will not receive payment on such payment date. Payments by Participants and indirect participants to owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants.

     If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Ford Credit within 90 days, Ford Credit will issue Notes in definitive form in exchange for the Global Notes. In addition, Ford Credit may at any time determine not to have the Notes represented by Global Notes and, in such event, will issue Notes in definitive form in exchange for the Global Notes. In either instance, an owner of a beneficial interest in the Global Notes will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $25,000 (or such other denomination as shall be specified by Ford Credit) or any amount in excess thereof which is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

GOVERNING LAW

     The Indenture, the Notes and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than the U.S. dollar. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of the entry of the judgment or decree.

                         SPECIAL PROVISIONS RELATING TO
                             FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars, payments of principal of and interest on the Notes will be made in U.S. dollars and payment of the purchase price of the Notes must be made in immediately available funds. If any of the Notes are to be denominated in a currency or currency unit other than U.S. dollars (a "Specified Currency"), the following provisions shall apply in addition to, and to the extent inconsistent therewith shall replace, the description of general terms and provisions of Notes set forth in the accompanying Prospectus and elsewhere in this Prospectus Supplement.

     A Pricing Supplement with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this Prospectus and Prospectus Supplement. Any information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

CURRENCIES

     Ford Credit may offer Foreign Currency Notes denominated in Australian dollars, Canadian dollars, Danish kroner, Dutch guilders, Italian lire, New Zealand dollars, ECU or other Specified Currencies, including other composite currencies. Unless otherwise indicated in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. At the present time there are limited facilities in the United States for conversion of U.S. dollars into the Specified Currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the fifth Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the Agent who presents such offer to purchase Foreign Currency Notes to Ford Credit, such Agent is prepared to arrange for the conversion of U.S. dollars into the Specified Currency set forth in the applicable Pricing Supplement to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the Agents on such terms and subject to such conditions, limitations and charges as the Agents may from time to time establish in accordance with their regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.

     Specific information about the Specified Currency or currency units in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable Pricing Supplement and, in the case of a composite currency, a description thereof and a description of provisions for payment in the event such composite currency is no longer used for the purposes for which it was established.

PAYMENT OF PRINCIPAL AND INTEREST

     The principal of and interest on Foreign Currency Notes is payable by Ford Credit in the Specified Currency. Currently, banks do not generally offer non-U.S. dollar denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, a Holder of Foreign Currency Notes will be paid in U.S. dollars converted from the Specified Currency unless such Holder elects to be paid in the Specified Currency, or as otherwise specified in the applicable Pricing Supplement.

     Any U.S. dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by an agent for Ford Credit specified in the applicable Pricing Supplement (the "Exchange Rate Agent") at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the Holder of the Foreign Currency Note by deductions from such payments.

     Unless otherwise indicated in the applicable Pricing Supplement, a Holder of Foreign Currency Notes may elect to receive payment of the principal of and interest on the Foreign Currency Notes in the Specified Currency by transmitting a written request for such payment to the corporate trust office of the Trustee in The City of New York on or prior to the Regular Record Date or at least sixteen days prior to Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all principal and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the Regular Record Date or at least sixteen days prior to Maturity, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Interest on Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in the accompanying Prospectus and this Prospectus Supplement for interest on Notes denominated in U.S. dollars. Interest on Foreign Currency Notes paid in the Specified Currency will be paid by check mailed on the relevant Interest Payment Date to the persons entitled thereto or, at the option of Ford Credit, by wire transfer to a bank account maintained by the Holder in the country of the Specified Currency. The principal of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at Maturity will be paid by check upon surrender of such Notes at the corporate trust office of the Trustee in The City of New York, or, at the option of Ford Credit, by wire transfer to such bank account.

OUTSTANDING FOREIGN CURRENCY NOTES

     Under the Indenture, the principal amount of any Foreign Currency Note at any time Outstanding shall be deemed to be the U.S. dollar equivalent, determined as of the date Ford Credit agreed to sell such Foreign Currency Note (the "trade date"), of the principal amount of such Foreign Currency Note.

PAYMENT CURRENCY

     If a Specified Currency is not available for the payment of principal or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of Ford Credit, Ford Credit will be entitled to satisfy its obligations to Holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable Pricing Supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency will not constitute a default under the Indenture.

     An investment in the Foreign Currency Notes entails significant risks (over which Ford Credit has no control) that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments, which risks generally depend on economic and political events. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and such volatility may occur in the future. The exchange rate between the U.S. dollar and a foreign currency or currency unit is at any moment a result of the supply and demand for such currencies, and changes in the rate result over time from the interaction of many factors, among which are rates of inflation, interest rate levels, balances of payments and the extent of governmental surpluses or deficits in the countries of such currencies. These factors are in turn sensitive to the monetary, fiscal and trade policies pursued by such governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Note. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of such Note, in the U.S. dollar-equivalent value of the principal repayable at Maturity of such Note and, generally, in the U.S. dollar-equivalent market value of such Note.

     Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. Governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. Governments in fact use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing Notes that are denominated in a foreign currency or currency unit is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Foreign Currency Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments, affecting the U.S. dollar or any applicable currency or currency unit.

     Unless otherwise indicated in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country of the Specified Currency in which particular Foreign Currency Notes are denominated. Ford Credit disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal and interest on Foreign Currency Notes. Such persons should consult their own legal advisors with regard to such matters.

     Stage III of the European Economic and Monetary Union ("Stage III") is presently anticipated to commence on January 1, 1999 for those member states of the European Union that satisfy the convergence criteria set forth in the Treaty on European Union. Part of Stage III is the introduction of a single currency ("Euro") which will be legal tender in such member states in substitution for the national currencies of the member states that adopt the Euro. It is anticipated that the Council of European Union and the member states will adopt regulations providing specific rules for the introduction of the Euro. Investors in Notes denominated in a Specified Currency should recognize that, if the Euro is adopted, it will replace the national currencies of those member states. Ford Credit cannot predict when or if the Euro will be adopted or what effect the adoption of the Euro would have on any Note denominated in the currency of any member state.

     THE PROSPECTUS, INCLUDING THIS PROSPECTUS SUPPLEMENT, DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED IN A FOREIGN CURRENCY OR CURRENCY UNIT EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN CURRENCY NOTES. FOREIGN CURRENCY NOTES MAY NOT BE AN APPROPRIATE INVESTMENT FOR PROSPECTIVE PURCHASERS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

                             UNITED STATES TAXATION

     The following summary of the principal United States federal income tax consequences of the ownership of a Note is based on the advice of Sullivan & Cromwell, special tax counsel to Ford Credit and Shearman & Sterling, special tax counsel for the underwriters or Agents. Such advice is based on the United States federal income tax laws as in effect on the date of this Prospectus Supplement. It deals only with Notes held as capital assets and does not deal with special classes of Holders, such as dealers in securities or currencies, traders in securities that elect to mark to market banks, tax-exempt organizations, life insurance companies, persons holding Notes as a hedge or hedged against currency risk or as part of a straddle or conversion transaction, or United States Holders whose functional currency is other than United States dollars. It also does not deal with Holders other than original purchasers. The tax consequences of holding a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable Pricing Supplement.

     Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Internal Revenue Code of 1986, as amended (the "Code") and the laws of any other taxing jurisdiction of the ownership of Notes.

UNITED STATES PERSONS

     For purposes of the following discussion, "United States person" means an individual who is a citizen or resident of the United States for United States federal income tax purposes, an estate subject to United States federal income taxation without regard to the source of its income, any trust if both (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust, or a corporation, partnership or other entity created or organized in or under the laws of the United States or any State. The following discussion pertains only to a Holder of a Note who is a "United States person".

  Payments of Interest on Notes Which Are Not Discount Notes

     Interest on a Note (whether payable in United States dollars or in other than United States dollars), other than original issue discount on a Discount Note (as defined below under "Original Issue Discount -- General"), will be taxable to a Holder as ordinary interest income at the time it is accrued or is paid in accordance with the Holder's method of accounting for tax purposes. If payment is made in other than United States dollars, the amount of income will be the United States dollar value of the amount paid based on the exchange rate in effect on the date of receipt or, in the case of an accrual basis Holder, based on the average exchange rate in effect during the interest accrual period, in either case, regardless of whether the payment is in fact converted into United States dollars. The average rate of exchange for the interest accrual period is the simple average of the spot exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the Holder). Upon receipt of an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note, paid in other than United States dollars, exchange gain or loss (i) will be recognized by an accrual basis Holder measured by the difference between the interest accrued at the average exchange rate and that amount of interest translated into United States dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Note, as the case may be, and
(ii) will be treated as ordinary gain or loss. Accrual basis Holders may determine the United States dollar value of any interest income accrued in other than United States dollars under an alternative method as described below under "Spot Rate Conversion Election."

ORIGINAL ISSUE DISCOUNT

     General. A Note will be treated as issued at an original issue discount (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price, as defined for United States federal income tax purposes, equals or exceeds 1/4 of 1 percent of such Note's stated redemption price at maturity multiplied by the number of complete years to its maturity. Generally, the issue price of a Note will be the initial offering price to the public at which a substantial amount of the Notes are sold (ignoring sales to bond houses, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The "stated redemption price at maturity" of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest". A "qualified stated interest" payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable in cash or property (other than debt instruments of Ford Credit) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods). Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Special rules for Variable Rate Notes (as defined below under "Original Issue Discount -- Variable Rate Notes") are described below under "Original Issue Discount -- Variable Rate Notes".

     In general, if the excess, if any, of a Note's stated redemption price at maturity over its issue price is not sufficient, under the rules described above, to cause the Note to be a Discount Note, then such excess, if any, constitutes "de minimis original issue discount". Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     United States Holders of Discount Notes having a maturity of more than one year from their date of issue must include original issue discount in income before the receipt of cash attributable to such income. The amount of original issue discount includible in income by a United States Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year or portion of the taxable year in which the United States Holder holds such Discount Note ("accrued original issue discount"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs either on the final or first day of an accrual period. The amount of original issue discount allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is (x) the sum of the issue price of such Note and the accrued original issue discount for each prior accrual period less (y) any prior payments on the Note that were not qualified stated interest payments. For purposes of determining the amount of original issue discount allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between
(x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and (y) the Note's adjusted issue price as of the beginning of the final accrual period.

     United States Holders generally will have to include in income increasingly greater amounts of original issue discount over the life of the Note.

     Acquisition Premium. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of original issue discount by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

     Market Discount. A Note, other than a Note that matures one year or less from the date of its issuance (a "short-term Note"), will be treated as purchased at a market discount (a "Market Discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount -- General") and (ii) the Note's stated redemption price at maturity or, in the case of a Discount Note, the Note's "revised issue price," exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If the excess, if any, referred to in the preceding sentence is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount" and such Note is not subject to the rules discussed in the following paragraphs. For these purposes, the revised issue price of a Note generally equals its issue price, increased by the amount of any original issue discount that has accrued on the Note.

     Any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on or any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such payment or gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the United States Internal Revenue Service (the "Service").

     Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant yield to maturity basis.

Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date and (iii) such payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     Notes Subject to Contingencies Including Optional Redemption. In general, the following rules apply if a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and one of such payment schedules is more likely than not to occur or the Note provides Ford Credit or the Holder with an unconditional option or options exercisable on one or more dates during the term of the Note. If based on all the facts and circumstances as of the issue date a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, then, in general, the yield and maturity of the Note are computed based on this payment schedule.

     Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if Ford Credit or the Holder has an unconditional option or options that, if exercised, would require payments to be made on the Notes under an alternative payment schedule or schedules, then (i) in the case of an option or options of Ford Credit, Ford Credit will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Note is repaid as a result of a change in circumstances and solely for purposes of the accrual of OID, the Note is treated as retired and then reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant yield method described above under the heading "Original Issue Discount -- General," with the modifications described below. For purposes of this election, interest includes stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

     In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing United States Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by such electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     If the election to apply the constant yield method to all interest on a
Note is made with respect to a Market Discount Note, then the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount -- Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

     Variable Rate Notes. A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and
(z) .015, or (2) 15 percent of the total noncontingent principal payments, and
(ii) does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

     A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than zero but not more than 1.35, or (b) a fixed multiple greater than zero but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percentage points of each other on the issue date or
(ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, and Federal Funds Rate Notes will generally be treated as Variable Rate Notes.

     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the
Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note),
(ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     Short-Term Notes. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue original issue discount (as explained in the following paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the income is received). An election by a cash basis United States Holder applies to all short-term obligations acquired on or after the beginning of the first taxable year to which the election applies, and for all subsequent taxable years unless consent is secured from the Service to revoke the election. Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue original issue discount on short-term Notes on either a straight-line basis or under the constant yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include original issue discount in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (unless an election is made to accrue the original issue discount under the constant yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue original issue discount on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of original issue discount subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

     Foreign Currency Discount Notes. Original issue discount for any accrual period on a Discount Note that is denominated in a Specified Currency will be determined in the Specified Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest". Upon receipt of an amount attributable to original issue discount (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

  Purchase, Sale and Retirement of the Notes

     A United States Holder's tax basis in a Note will generally be its U.S. dollar cost (as defined below), increased by the amount of any original issue discount or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimus market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. The U.S. dollar cost of a Note purchased with a Specified Currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in a Specified Currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue Discount -- Short-Term Notes" or "Original Issue Discount -- Market Discount", described in the next succeeding paragraph, attributable to accrued but unpaid interest or subject to the general rules governing contingent payment obligations, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss. Long-term capital gain of a non-corporate United States Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held for more than 18 months.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

  Exchange of Specified Currency

     The tax basis of a Specified Currency generally will be the United States dollar value of the Specified Currency amount on the date such Specified Currency is purchased. Specified Currency received as interest on a Foreign Currency Note or on the sale or retirement of a Foreign Currency Note will have a tax basis equal to its United States dollar value at the time such interest is received or at the time payment is received in consideration of such sale or retirement. The amount of gain or loss recognized on a sale or other disposition of the Specified Currency will be equal to the difference between (i) the amount of United States dollars, or the fair market value in United States dollars of the other currency or property received in the sale or other disposition, and (ii) the tax basis of the Specified Currency.

     Accordingly, a Holder that converts United States dollars to a Specified Currency and immediately uses such Specified Currency to purchase a Foreign Currency Note ordinarily would not realize gain or loss in connection with such conversion and purchase. However, a Holder that purchases a Foreign Currency Note with a previously owned Specified Currency would recognize exchange gain or loss in an amount equal to the difference, if any, between such Holder's tax basis in the Specified Currency and the United States dollar fair market value on the date of purchase of a Foreign Currency Note. Generally, any such gain or loss will be ordinary gain or loss.

  Spot Rate Conversion Election

     A Holder may elect to translate original issue discount (and, in the case of an accrual basis Holder, accrued interest) into United States dollars at the exchange rate in effect on the last day of an accrual period for the original issue discount or interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year. Additionally, if a payment of original issue discount or interest is actually received within 5 business days of the last day of the accrual period or taxable year, an electing Holder may instead translate such original issue discount or accrued interest into United States dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the Holder, and will be irrevocable without the consent of the Service.

  Notes Purchased at a Premium

     A Holder that purchases a Note for an amount in excess of the sum of all remaining payments on the Note (other than qualified stated interest) may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. There are special rules, however, that apply to defer the amortization of bond premium in the event a Note has an earlier call date. Amortizable bond premium on a Foreign Currency Note will be calculated in the Specified Currency and will offset the amount of interest received or accrued as determined in the Specified Currency. Exchange gain or loss will be recognized with respect to amortized bond premium based on the difference between the exchange rate on the date the Holder acquired the Foreign Currency Note and the exchange rate on the date such premium is treated as received, and will be ordinary gain or loss. Any such election shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

NON-UNITED STATES PERSONS

     Under the United States federal income tax laws as in effect on the date of this Prospectus Supplement and subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including original issue discount, by Ford Credit or its agent (in its capacity as such) to any Holder of a Note who is not a United States person will not be subject to United States federal withholding tax provided, in the case of premium, if any, and interest, including original issue discount, that (i) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford Credit entitled to vote, (ii) such non-United States person is not a controlled foreign corporation for United States tax purposes that is related to Ford Credit through stock ownership, and (iii) either (A) the beneficial owner of the Note certifies to Ford Credit or its agent, under penalties of perjury, that he is a non-United States person and provides his name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to Ford Credit or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Alternative methods of satisfying the certification requirement described in clause (iii) (A) and (B) above are available for amounts paid after December 31, 1998. With respect to Notes held by a foreign partnership, under current law, the certification may be provided by the foreign partnership. However, for interest (including OID) and disposition proceeds paid after December 31, 1998 with respect to a Note, unless the foreign partnership has entered into a withholding agreement with the Service, a foreign partnership will be required, in addition to providing an intermediary Internal Revenue Service Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

     If a Holder of a Note who is not a United States person is engaged in a trade or business in the United States and interest, including original issue discount, or premium, if any, on the Note is effectively connected with the conduct of such trade or business, such Holder, although exempt from the withholding tax discussed in the preceding paragraph, may be subject to United States income tax on such interest, and original issue discount, and premium, if any, in the same manner as if it were a United States person. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide the withholding agent a properly executed Internal Revenue Service Form 4224 (or, after December 31, 1998, an Internal Revenue Service Form W-8) to claim an exemption from withholding tax.

     Any capital gain realized upon retirement or disposition of a Note by a Holder who is not a United States person will not be subject to United States federal income or withholding taxes unless such gain is effectively connected with a United States trade or business of the Holder, or in the case of an individual, such Holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions apply.

     Notes held by an individual who is neither a citizen nor a resident of the United States for United States federal income tax purposes at the time of such individual's death will not be subject to United States federal estate tax provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford Credit entitled to vote and the income from the Notes was not or would not have been effectively connected with a United States trade or business of such individual at the time of death.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     "Backup" withholding and information reporting requirements apply to certain payments of principal, premium, if any, and interest (including original issue discount) on an obligation, and to proceeds of the sale or redemption of a Note to certain noncorporate United States persons and non-United States persons that are subject to United States federal income tax on a net income basis. Ford Credit, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if the Holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such Holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain Holders (including, among others, all corporations and persons who are not United States persons) are not subject to the backup withholding and information reporting requirements.

     Under current Treasury Regulations, backup withholding and information reporting on Internal Revenue Service Form 1099 will not apply to payments made by Ford Credit or any agent thereof (in its capacity as such) to a Holder of a Note with respect to which the Holder has provided required certification under penalties of perjury that it is not a United States person as set forth in clause (iii) in the first paragraph under "Non-United States Persons" and that certain other conditions apply, or has otherwise established an exemption (provided that neither Ford Credit nor such agent has actual knowledge that the Holder is a United States person or the conditions of any other exemption are not in fact satisfied). Ford Credit or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest (including OID) on Notes.

     Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business or (in the case of payments made after December 31, 1998) a foreign partnership with certain connections to the United States, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     Any amounts withheld under the backup withholding rules from a payment to a Holder would be allowed as a refund or a credit against such Holder's United States federal income tax provided that the required information is furnished to the Service.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     The Notes are offered on a continuing basis by Ford Credit through the Agents, who have agreed to use their best efforts to solicit purchases of the Notes. Ford Credit also may sell the Notes to an Agent or other person, as principal, for resale or other distribution by such Agent or person at varying prices related to prevailing market prices as will be determined by such Agent or person at the time of such resale or other distribution, which prices may be higher or lower than the price to the public set forth herein. Ford Credit reserves the right to sell Notes directly to investors on its own behalf. Unless otherwise agreed by Ford Credit and the Agents, Ford Credit will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of such Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes in whole or in part. Ford Credit will pay each Agent a commission of from .050% to
 .600% of the principal amount of Notes, depending on the Maturity of such Notes. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent or other person, as principal, will be purchased by such Agent or other person at a price equal to 100% of the principal amount thereof and Ford Credit will pay to such Agent or other person an underwriting commission equal to or less than the commission applicable to any agency sale of a Note of identical maturity.

     In addition, an Agent may resell any Note purchased by it as principal to another broker-dealer at prices determined by the Agent at the time of resale and, unless otherwise specified in the applicable Pricing Supplement, may pay such broker-dealer a discount not in excess of the discount received by the Agent from Ford Credit.

     Payment of the purchase price of the Notes is required to be made in funds immediately available in The City of New York.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Ford Credit has agreed to indemnify the Agents against certain liabilities, including liabilities under that Act.

     In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent creates or the Agents create, as the case may be, a short position in the Notes, i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

     Neither Ford Credit nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the Notes. In addition, neither Ford Credit nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In addition to offering Notes as described herein, Debt Securities having terms substantially similar to the terms of the Notes offered hereby (but constituting a separate series of Debt Securities for purposes of the Indenture) may be offered concurrently with the offering of the Notes, on a continuing basis outside the United States by Ford Credit.

                           FORD MOTOR CREDIT COMPANY
                                DEBT SECURITIES

     Ford Credit, in January 1998, registered with the Securities and Exchange Commission $5,000,000,000 aggregate principal amount of its Debt Securities consisting of notes and/or debentures denominated in United States dollars or any other currency or currencies, to be offered from time to time in one or more series, on terms to be determined at or prior to the time of sale. The Prospectus Supplement and any Pricing Supplement accompanying this Prospectus sets forth, with respect to the particular series of Debt Securities for which this Prospectus and the Prospectus Supplement and any Pricing Supplement are being delivered, the specific title, the aggregate principal amount, the authorized denominations, the currencies of issue and payment, the initial public offering price, the maturity, the interest rate or rates (which may be either fixed or variable), if any, and/or method of determination thereof, the time of payment of any interest, any redemption, extension or early repayment terms, any provision for sinking fund payments, the net proceeds to Ford Credit, the form of Debt Securities (which may be in registered form, bearer form or global form) and other specific terms relating to such series of Debt Securities.

     Ford Credit may sell the Debt Securities to or through underwriters, and also may sell the Debt Securities directly to other purchasers or through agents. See "Plan of Distribution". In addition, the Debt Securities may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to a particular series of Debt Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). If any agents of Ford Credit, or any underwriters, are involved in the sale of any Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the accompanying Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
     MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPEC-
       TUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March 26, 1998.

                             AVAILABLE INFORMATION

     FORD MOTOR CREDIT COMPANY ("FORD CREDIT") AND FORD MOTOR COMPANY ARE SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 AND IN ACCORDANCE THEREWITH FILE REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). AS USED HEREIN OR IN THE PROSPECTUS SUPPLEMENT, "FORD" REFERS TO FORD MOTOR COMPANY AND ITS SUBSIDIARIES UNLESS THE CONTEXT OTHERWISE REQUIRES. SUCH REPORTS AND OTHER INFORMATION CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549 AND AT THE FOLLOWING REGIONAL OFFICES OF THE COMMISSION: 7 WORLD TRADE CENTER, 13TH FLOOR, NEW YORK, NEW YORK 10048 AND CITICORP CENTER, 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS 60661. COPIES OF SUCH MATERIAL CAN BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549 AT PRESCRIBED RATES. THE COMMISSION MAINTAINS A WEB SITE THAT CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION REGARDING FORD AND FORD CREDIT (HTTP://WWW.SEC.GOV). SUCH REPORTS AND OTHER INFORMATION CONCERNING FORD CREDIT AND FORD CAN ALSO BE INSPECTED AT THE OFFICES OF THE NEW YORK STOCK EXCHANGE, INC., 20 BROAD STREET, NEW YORK, NEW YORK 10005, AND, WITH RESPECT TO FORD CREDIT, ALSO AT THE OFFICES OF THE AMERICAN STOCK EXCHANGE, INC., 86 TRINITY PLACE, NEW YORK, NEW YORK 10006, ON WHICH CERTAIN OF FORD CREDIT'S DEBT SECURITIES ARE LISTED.

     Ford Credit has filed with the Commission a Registration Statement under the Securities Act with respect to the Debt Securities offered hereby. This Prospectus, the Prospectus Supplement and any Pricing Supplement do not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Ford Credit's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K Report") and Ford Credit's Current Reports on Form 8-K dated January 12, 1998, February 3, 1998 (the "February 8-K Report") and February 11, 1998 are incorporated in this Prospectus by reference. All documents filed by Ford Credit pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Such reports include, and such documents may include, information concerning Ford, as well as Ford Credit.

     FORD CREDIT UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENT HAVE BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. WRITTEN OR TELEPHONIC REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO FORD MOTOR CREDIT COMPANY, THE AMERICAN ROAD, DEARBORN, MICHIGAN 48121, ATTENTION: PUBLIC AFFAIRS DEPARTMENT (TELEPHONE 313-594-1096).
                            ------------------------

                       INFORMATION CONCERNING FORD CREDIT

     Ford Credit was incorporated in Delaware in 1959 and is an indirect wholly-owned subsidiary of Ford. As used herein "Ford Credit" refers to Ford Motor Credit Company and its subsidiaries unless the context otherwise requires.

     Ford Credit and its subsidiaries provide wholesale financing and capital loans to Ford Motor Company retail dealerships and associated non-Ford dealerships throughout the world, most of which are privately owned and financed, and purchase retail installment sale contracts and retail leases from them. Ford Credit also makes loans to vehicle leasing companies, the majority of which are affiliated with such dealerships. In addition, subsidiaries of Ford Credit provide these financing services in the United States, Europe, Canada and Australia to non-Ford dealerships. A substantial majority of all new vehicles financed by Ford Credit are manufactured by Ford and its affiliates. Ford Credit also provides retail financing for used vehicles built by Ford and other manufacturers. In addition to vehicle financing, Ford Credit makes loans to affiliates of Ford and finances certain receivables of Ford and its subsidiaries.

     Ford Credit also conducts insurance operations through The American Road Insurance Company and its subsidiaries in the United States and Canada. Its business consists of extended service plan contracts for new and used vehicles manufactured by affiliated and nonaffiliated companies, primarily originating from Ford dealers, physical damage insurance covering vehicles and equipment financed at wholesale by Ford Credit, and the reinsurance of credit life and credit disability insurance for retail purchasers of vehicles and equipment.

     The mailing address of Ford Credit's executive offices is The American Road, Dearborn, Michigan 48121, United States of America. The telephone number of such offices is (313) 322-3000.
                            ------------------------

                          INFORMATION CONCERNING FORD

     Ford was incorporated in Delaware in 1919 and acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce automobiles designed and engineered by Henry Ford. Ford is the world's largest producer of trucks and the second largest producer of cars and trucks combined. Ford and its subsidiaries also engage in automotive-related businesses, such as financing and renting vehicles and manufacturing automotive components and systems.

     Ford's two principal business segments are Automotive and Financial Services. The activities of the Automotive segment consist of the design, manufacture, assembly and sale of cars and trucks and related parts and accessories. Substantially all of Ford's automotive products are marketed through retail dealerships, most of which are privately owned and financed.

     The primary activities of the Financial Services segment consist of financing operations, vehicle and equipment leasing and rental operations, and insurance operations. These activities are conducted primarily through Ford's subsidiaries, Ford Credit and The Hertz Corporation. Ford also owns an 80.7% economic interest in Associates First Capital Corporation, which is to be spun-off on April 7, 1998 to holders of Ford's Common and Class B Stock.

                            ------------------------

     THIS PROSPECTUS CONTAINS BRIEF SUMMARIES OF CERTAIN MORE DETAILED INFORMATION CONTAINED IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE DETAILED INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

                            ------------------------

                                USE OF PROCEEDS

     Except as otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper, borrowings under bank lines of credit and borrowings under agreements with bank trust departments) or may be invested temporarily in short-term securities.

     Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit's long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued in one or more series under an Indenture dated as of February 1, 1985, as supplemented from time to time (the "Indenture"), between Ford Credit and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, Trustee, 450 West 33rd Street, New York, New York 10001. The term "Trustee", as used herein, shall mean The Chase Manhattan Bank and, if at any time there is more than one Trustee acting under the Indenture, the term "Trustee" as used herein with respect to Indenture Securities (as defined below) of any particular series shall mean the Trustee with respect to the Indenture Securities of such series. The following statements with respect to the Debt Securities are subject to the detailed provisions of the Indenture, the form of which is filed as an exhibit to the Registration Statement. Parenthetical references below are to the Indenture or the Form of Security contained therein and, whenever any particular provision of the Indenture or any term used therein is referred to, such provision or term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

     The particular terms of each series of Debt Securities, as well as any modification or addition to the general terms of the Debt Securities as herein described, which may be applicable to a particular series of Debt Securities, are described in the Prospectus Supplement and any Pricing Supplement relating to such series of Debt Securities and will be set forth in a filing with the Commission. Accordingly, for a description of the terms of a particular series of Debt Securities, reference must be made to both the Prospectus Supplement and any Pricing Supplement relating to such series and to the description of Debt Securities set forth in this Prospectus.

GENERAL

     The Debt Securities offered hereby will be limited to $5,000,000,000 aggregate principal amount or the equivalent thereof in any currency, although the Indenture provides that additional debt securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indenture, authorized from time to time by Ford Credit's Board of Directors. So long as a single Trustee is acting for the benefit of the holders of all the Debt Securities offered hereby and any such additional debt securities issued under the Indenture, the Debt Securities and any such additional debt securities are herein collectively referred to as the "Indenture Securities". The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Indenture Securities. See also "Trustee" herein. At any time when two or more Trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting and the powers and trust obligations of each such Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is acting as Trustee. The effect of the provisions contemplating that there might be more than one Trustee acting for different series of

Indenture Securities is that, in that event, those Indenture Securities (whether of one or more than one series) for which each Trustee is acting would be treated as if issued under a separate indenture.

     The Prospectus Supplement and any Pricing Supplement which accompany this Prospectus sets forth a description of the particular series of Debt Securities being offered thereby, including: (1) the designation or title of such Debt Securities; (2) the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be offered; (4) the date or dates on which the principal of such Debt Securities will be payable; (5) the rate or rates (which may be either fixed or variable) and/or the method of determination of such rate or rates at which such Debt Securities shall bear interest, if any; (6) the date or dates from which any such interest shall accrue, or the method of determination of such date or dates, and the date or dates on which any such interest shall be payable; (7) the terms for redemption, extension or early repayment of such Debt Securities, if any; (8) the denominations in which such Debt Securities are authorized to be issued; (9) the currencies or currency units in which such Debt Securities are issued or payable; (10) the provisions for a sinking fund, if any; (11) any additional restrictive covenants included for the benefit of the holders of such Debt Securities; (12) any additional Event of Default with respect to such Debt Securities; (13) whether such Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Debt Securities are to be issuable initially in temporary global form and whether any of the Debt Securities are to be issuable in permanent global form; and (14) any other term or provision relating to such Debt Securities which is not inconsistent with the provisions of the Indenture.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable thereto will be described in the Prospectus Supplement or Pricing Supplement relating to any such Debt Securities.

     The Debt Securities will be unsecured obligations of Ford Credit and will rank prior to all subordinated indebtedness of Ford Motor Credit Company (parent company only) and pari passu with all other unsecured and unsubordinated indebtedness of Ford Motor Credit Company (parent company only).

DENOMINATIONS, REGISTRATION AND TRANSFER

     Indenture Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. The Indenture also provides that Indenture Securities of a series may be issuable in global form. Unless otherwise indicated in the Prospectus Supplement or any Pricing Supplement, Bearer Securities in definitive form will have interest coupons attached. (Section 2.01).

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If (but only if) provided in the Prospectus Supplement or any Pricing Supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series may be converted into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, Bearer Securities surrendered in a permitted exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities (Section 3.05).

     Debt Securities may be presented for exchange or conversion as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the corporate trust office of the Trustee or at the office of any transfer agent designated by Ford Credit for such purpose with respect to any series of Debt

Securities and referred to in the Prospectus Supplement or any Pricing Supplement. No service charge will be made for any transfer, conversion or exchange of the Debt Securities, but Ford Credit may require payment of a sum to cover any tax or other governmental charge payable in connection therewith. (Section 3.05). Such transfer, conversion or exchange will be effected upon the Trustee or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a Prospectus Supplement refers to any transfer agents (in addition to the Trustee) initially designated by Ford Credit with respect to any series of Debt Securities, Ford Credit may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, Ford Credit will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable as both Registered Securities and as Bearer Securities, Ford Credit will be required to maintain (in addition to the Trustee) a transfer agent in a Place of Payment for such series located outside the United States. Ford Credit may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 10.02).

     In the event of any redemption in part, Ford Credit shall not be required to (i) issue, register the transfer of, exchange or convert Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 3.05).

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in the Prospectus Supplement or any Pricing Supplement, principal, premium, if any, and interest, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Ford Credit may designate from time to time. (Section 10.02). At the option of the Holder, such payment on Bearer Securities also may be made by check or by wire transfer to an account maintained by the payee with a bank located outside the United States. (Form of Bearer Security). Unless otherwise provided in the Prospectus Supplement or Pricing Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 10.01). No payment with respect to any Bearer Security will be made at any office or agency of Ford Credit in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium, if any, and interest, if any, on Bearer Securities payable in U.S. dollars will be made at the office of Ford Credit's Paying Agent in The City of New York if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.02).

     Unless otherwise provided in the Prospectus Supplement or any Pricing Supplement, principal, premium, if any, and interest, if any, on Registered Securities will be payable at any office or agency to be maintained by Ford Credit in The City of New York, except that at the option of Ford Credit interest may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 3.07, 10.01, 10.02). Unless otherwise provided in the Prospectus Supplement or any Pricing Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 3.07).

     Unless otherwise provided in the Prospectus Supplement or any Pricing Supplement, the corporate trust office of the Trustee in The City of New York will be designated as Ford Credit's sole Paying Agent for payments with respect to Debt Securities which are issuable as Registered Securities and as Ford Credit's Paying Agent in The City of New York for payments with respect to Debt Securities which are issuable (in the limited circumstances described above, but not otherwise) solely as Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Ford Credit for the Debt Securities will be named in the Prospectus Supplement or any Pricing Supplement. Ford Credit may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Indenture Securities of a series are issuable only as Registered Securities, Ford Credit will be required to maintain a Paying Agent in each Place of Payment for such series and, if Indenture Securities of a series are also issuable as Bearer Securities, Ford Credit will be required to maintain (i) a Paying Agent in The City of New York for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Ford Credit will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Indenture Securities of such series. (Section 10.02).

     All moneys paid by Ford Credit to the Trustee or a Paying Agent for the payment of principal, premium, if any, or interest, if any, on any Indenture Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Ford Credit, and the Holder of such Indenture Security or any coupon will thereafter look only to Ford Credit for payment thereof. (Section 4.04).

SUBSIDIARIES

     The term "subsidiary of the Company" is defined in the Indenture as a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by Ford Credit or by one or more subsidiaries of Ford Credit, or by Ford Credit and one or more subsidiaries of Ford Credit. The term "Restricted Subsidiary" is defined in the Indenture as a subsidiary of the Company, incorporated in or conducting the major part of its business in the United States, any of the activities of which includes insurance underwriting or which had, at the end of its last quarterly accounting period preceding the date of computation, assets with a value in excess of $1 million representing accounts or notes receivable resulting from the financing of new cars, trucks, tractors and farm and industrial equipment manufactured or sold by Ford or from the financing of used cars, trucks, tractors and farm and industrial equipment of the same types, whether manufactured by Ford or others. (Section 1.01).

LIMITATION ON LIENS

     If Ford Credit or any Restricted Subsidiary shall pledge or otherwise subject to any lien (such a pledge or lien is defined in the Indenture as a "Mortgage") any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the Indenture Securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to (a) certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States, (b) Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States,
(c) Mortgages in favor of Ford Credit or any Restricted Subsidiary, (d) Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary, (e) deposits made in connection with pending litigation, (f) Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages, and (g) any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses (a) through (f), inclusive. (Section 10.04).

MERGER AND CONSOLIDATION

     The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the Indenture Securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see "Limitation on Liens" above) without equally and ratably securing the Indenture Securities. (Section 8.03).

EVENTS OF DEFAULT AND NOTICE THEREOF

     Except as may otherwise be provided in an indenture supplemental to the Indenture, the following events in respect of a particular series of Indenture Securities are defined in the Indenture as "Events of Default": (a) failure to pay interest for 30 days after becoming due; (b) failure to pay the principal or premium, if any, for five business days after becoming due at maturity, on redemption or otherwise; (c) failure to make a sinking fund payment for five days after becoming due; (d) failure to perform any other covenants for 90 days after notice; and (e) certain events of bankruptcy, insolvency or reorganization. (Section 5.01).

     If an Event of Default in respect of a particular series of Indenture Securities outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Indenture Securities outstanding of such series may declare the principal amount (or, if the Indenture Securities of such series are Original Issue Discount Securities (as defined in the indenture), such portion of the principal amount as may be specified in the terms of such series) of all of the Indenture Securities of such series to be due and payable immediately. At any time after such a declaration of acceleration in respect of a particular series of Indenture Securities has been made, but before a judgment or decree for the payment of money due upon acceleration has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Indenture Securities outstanding of such series may, under certain circumstances, waive all defaults and rescind and annul such declaration and its consequences if all Events of Default in respect of the Indenture Securities of such series, other than the non-payment of principal due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 5.02).

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default in respect of a particular series of Indenture Securities, give the holders of such series notice of all uncured defaults known to it (the term "default" to include the events specified above without grace periods); provided that, except in the case of default in the payment of the principal of, or premium, if any, on, or interest on any of the Indenture Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of such series. (Section 6.02).

     Pursuant to the terms of the Indenture, Ford Credit is required to furnish to the Trustee annually a statement of certain officers of Ford Credit stating whether or not to the best of their knowledge Ford Credit is in default in respect of any series of Indenture Securities in the performance and observance of the terms of the Indenture and, if Ford Credit is in default, specifying such default and that or those series affected thereby. (Section 10.05).

     The Indenture provides that the holders of a majority in aggregate principal amount of all Indenture Securities of a particular series then outstanding will have the right to waive certain defaults in respect of such series and, subject to certain limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sections 5.12 and 5.13). The Indenture provides that, in case an Event of Default in respect of a particular series of Indenture Securities shall occur (which shall not have been cured or waived), the Trustee will be required to exercise such of its rights and powers under the Indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use in the conduct of his own affairs, but otherwise need only perform such duties as are specifically set forth in the Indenture. (Section 6.01). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of such series unless they shall have offered to the Trustee reasonable security or indemnity. (Section 6.03).

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture, the rights and obligations of Ford Credit and the rights of the holders of a particular series may be modified by Ford Credit with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Indenture Securities of such series then outstanding; but no such modification may be made which would (i) extend the fixed maturity of any Indenture Security of such series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Indenture Security of such series so affected; or (ii) reduce the above-stated percentage of Indenture Securities of such series, the consent of the holders of which is required to modify or alter the Indenture, without the consent of the holders of all Indenture Securities of such series then outstanding. (Section 9.02).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Indenture Securities of a series then outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Indenture Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of an Indenture Security denominated in a foreign currency or currencies shall be the U.S. dollar equivalent, determined on the date of original issuance of such Indenture Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the date of original issuance of such Indenture Security of the amount determined as provided in (i) above). (Section 1.01).

     The Indenture contains provisions for convening meetings of the Holders of Indenture Securities of a series if Indenture Securities of that series are issuable as Bearer Securities. (Section 15.01). A meeting may be called at any time by the Trustee, and also, upon request, by Ford Credit or the Holders of at least 10% in principal amount of the Indenture Securities of such series Outstanding, in any such case upon notice given as provided in the Indenture. (Section 15.02). Except for any consent which must be given by the Holder of each Indenture Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Indenture Securities of that series; provided, however, that, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Indenture Securities of a series may be adopted at a meeting or adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Indenture Securities of that series; and provided, further, that, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Indenture Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Indenture Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Indenture Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Indenture Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Indenture Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Indenture Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Indenture Securities of such series will constitute a quorum. (Section 15.04).

TRUSTEE

     The Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such one or more series. (Section 6.10). In the event that there shall be two or more persons acting as Trustee with respect to different series of Indenture Securities, each such Trustee shall be a trustee of a trust or trusts under the Indenture separate and apart from the trust or trusts administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is acting as Trustee. (Section 6.11).

CONCERNING THE CHASE MANHATTAN BANK

     The Chase Manhattan Bank, Trustee under the Indenture, is also the trustee under indentures covering a number of outstanding issues of notes and debentures of Ford Credit, is a depositary of Ford Credit and Ford, has from time to time made loans to Ford Credit, Ford and its subsidiaries and has performed other services for such companies in the normal course of its business.

                              PLAN OF DISTRIBUTION

     Ford Credit may sell the Debt Securities to or through underwriters, and also may sell the Debt Securities directly to one or more other purchasers or through agents.

     The Prospectus Supplement and Pricing Supplement, if any, set forth the terms of the offering of the particular series of Debt Securities to which such Prospectus Supplement and any such Pricing Supplement relate, including (i) the name or names of any underwriters or agents with whom Ford Credit has entered into arrangements with respect to the sale of such series of Debt Securities,
(ii) the initial public offering or purchase price of such series of Debt Securities, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from Ford Credit and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to Ford Credit, and (vi) the securities exchanges, if any, on which such series of Debt Securities will be listed.

     Unless otherwise set forth in the Prospectus Supplement and Pricing Supplement, if any, relating to a particular series of Debt Securities, the obligations of the underwriters to purchase such series of Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Debt Securities will be obligated to purchase all of the Debt Securities of such series allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Debt Securities may be offered and sold by Ford Credit directly or through agents designated by Ford Credit from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent or agents will be acting on a best efforts basis for the period of its or their appointment. Any agent participating in the distribution of the Debt Securities may be deemed to be an "underwriter", as that term is defined in the Securities Act of the Debt Securities so offered and sold. The Debt Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to a particular series of Debt Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

     If so indicated in the Prospectus Supplement relating to a particular series of Debt Securities, Ford Credit will authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities of such series from Ford Credit pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters and agents may be entitled, under agreements entered into with Ford Credit, to indemnification by Ford Credit against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     The legality of the Debt Securities offered hereby will be passed on for Ford Credit by J. D. Bringard, Esq., Vice President -- General Counsel of Ford Credit, or other counsel satisfactory to any underwriters or agents, and for any underwriters or agents by Shearman & Sterling, 599 Lexington Avenue, New York, N.Y. Mr. Bringard is a full-time employee of Ford Credit and owns and holds options to purchase shares of Common Stock of Ford. Shearman & Sterling have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries, including Ford Credit.

                                    EXPERTS

     The financial statements which are incorporated in this Prospectus by reference to the 1997 10-K Report and the February 8-K Report have been audited by Coopers & Lybrand L.L.P., 400 Renaissance Center, Detroit, Michigan 48243, independent certified public accountants, to the extent indicated in their reports therein, and have been so incorporated in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

            ======================================================

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) OR THE PROSPECTUS, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FORD CREDIT OR FORD MOTOR COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SINCE ITS DATE.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
        PROSPECTUS SUPPLEMENT
Description of Notes..................   S-2
Special Provisions Relating to Foreign
  Currency Notes......................  S-11
United States Taxation................  S-14
Plan of Distribution..................  S-23
              PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Information Concerning Ford Credit....     3
Information Concerning Ford...........     3
Use of Proceeds.......................     4
Description of Debt Securities........     4
Plan of Distribution..................    10
Legal Opinions........................    11
Experts...............................    11

            ======================================================

            ======================================================

                              U.S. $5,000,000,000

                                   FORD MOTOR
                                 CREDIT COMPANY

                               MEDIUM-TERM NOTES
                               ------------------

                                  [FORD LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                                LEHMAN BROTHERS

                              SALOMON SMITH BARNEY

            ======================================================